EXHIBIT 99.1

Contact	Contact
Robert L. Messier, Jr.	Mark J. Blum
President & CEO	Executive Vice President & CFO
(860) 585-2117	(860) 585-2118

FIRST VALLEY BANCORP ANNOUNCES 14% GROWTH IN SECOND QUARTER EARNINGS

Bristol, Connecticut - July 31, 2006 - First Valley Bancorp, Inc., the parent company of Valley Bank, reported net income of $241,000, or $0.19 diluted income per share, for the quarter ending June 30, 2006, a 14% increase over net income for the same quarter in 2005. For the first six months of 2006, net income is $463,000, or $0.37 diluted income per share, a 21% increase over earnings for the first half of 2005. The Company had total assets of $168.4 million at June 30, 2006, while loans and deposits totaled $124.9 million and $139.9 million, respectively.

Robert L. Messier, Jr., President and CEO, said, “We are pleased with the mid-year results. The Bank continues to grow assets, loans and deposits and most importantly, earnings.”

Messier added, “Our 98 Main Street, Southington branch is on target to open in October of this year. We are excited about the business potential of this office. Recently, Arnie Marinelli joined Valley Bank as Senior Vice President. He is a veteran senior banker with many contacts and business customers in Southington. Arnie will join Don LoRusso, Senior Vice President, and Kathy Pawlak, Assistant Vice President and Branch Manager, as the management staff for that office. We have also hired a customer service representative and head teller for the new office. The remaining staff will be filled in over the next sixty days.”

Valley Bank is in the process of filing an application with the State of Connecticut Department of Banking for a full service branch at 888 Farmington Avenue. If approved, the branch is expected to open in November 2006.

Messier said, “Valley Bank recently formed Riverside Investment Services which provides an attractive investment advisory source for many businesses and consumers concerned with wealth management and retirement planning.”

  Valley Bank is a commercial bank with full service banking offices in Bristol and Terryville and a loan production office in Southington. For more information visit the Bank’s website at www.valleybankct.com or call (860) 582-8868.

First Valley Bancorp, Inc. stock is quoted on the Over the Counter Bulletin Board under the symbol “FVLY”.

       Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company’s other filings with the Securities and Exchange Commission, press releases and other communications.

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EXHIBIT 99.1

FIRST VALLEY BANCORP, INC. AND SUBSIDIARY
JUNE 30, 2006

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands except share data)
	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Cash and due from depository institutions	$5,410	$3,447
Federal funds sold and money market accounts	5,390	9,220
Investment securities	27,769	33,907
Loans receivable, net	124,898	109,773
Premises and equipment, net	1,479	1,435
FHLB Stock, at cost	933	855
Accrued income receivable	755	680
Deferred income taxes	966	904
Other assets	824	705
TOTAL ASSETS	$168,424	$160,926

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non-interest bearing	$18,068	$17,166
Interest bearing	121,916	112,034
Total deposits	139,984	129,200
Federal Home Loan Bank advances	12,126	15,019
Junior subordinated debt	4,101	4,098
Mortgagors' escrow accounts	172	176
Other liabilities	1,948	2,733
Total Liabilities	158,331	151,226

Stockholders' Equity:
Common stock, no par value; authorized 3,000,000 shares;
issued and outstanding 1,187,932 and 1,186,236 at
June 30, 2006 and December 31, 2005, respectively	893	892
Additional paid-in capital	8,220	8,194
Retained earnings	1,517	1,054
Accumulated other comprehensive loss	(537)	(440)
Total Stockholders' Equity	10,093	9,700
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$168,424	$160,926

(a) All share data have been adjusted to give effect to a one for ten stock split effective January 30, 2006

EXHIBIT 99.1

FIRST VALLEY BANCORP, INC. AND SUBSIDIARY
JUNE 30, 2006

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Interest income:	2006	2005	2006	2005
Interest on loans	$2,166	$1,412	$4,162	$2,718
Interest and dividends on investments	344	381	727	760
Total interest income	2,510	1,793	4,889	3,478

Interest expense:
Deposits and escrow	868	506	1,620	973
Borrowed money	205	77	444	152
Total interest expense	1,073	583	2,064	1,125
Net interest income	1,437	1,210	2,825	2,353

Provision for loan losses	75	85	150	161

Net interest income after provision for loan losses	1,362	1,125	2,675	2,192

Noninterest income:
Service charges and other fees	106	102	192	191
Realized gains (losses) on investments	-	-	(86)	-
Total noninterest income	106	102	106	191

Noninterest expenses:
Salaries	497	404	950	809
Employee benefits and taxes	102	77	193	169
Occupancy and equipment	183	156	365	329
Professional fees	52	38	101	74
Marketing	34	32	59	52
Office supplies	20	20	35	37
Outside service fees	56	59	103	107
Organizational costs	-	-	-	-
Other	113	88	190	172
Total noninterest expenses	1,057	874	1,996	1,749
Income before income tax expense	411	353	785	634
Income tax expense	170	141	322	251
NET INCOME	$241	$212	$463	$383

Basic income per share	$0.20	$0.18	$0.39	$0.32
Diluted income per share	$0.19	$0.17	$0.37	$0.31

Weighted-average shares outstanding - basic	1,187,719	1,183,690	1,187,646	1,183,632
Weighted-average shares outstanding - diluted	1,243,888	1,227,719	1,243,815	1,227,661

(a) All share data have been adjusted to give effect to a one for ten stock split effective January 30, 2006